Exhibit No. 99

UNITED RETAIL GROUP AND REDCATS USA ANNOUNCE CATALOG TRIAL

- Test AVENUE™ catalog to be financed and distributed by Redcats USA -

Rochelle Park, New Jersey, February 24, 2006 - United Retail Group, Inc. (NASDAQ-NMS: “URGI”) today announced a collaboration with Redcats USA, the nation’s largest catalog retailer, whereby an AVENUE™ catalog will be created and tested by Redcats.

For a trial period lasting up to six months, Redcats USA will produce and distribute a test catalog under the AVENUE™ trade name. Of particular importance, United Retail Group will not assume any of the costs associated with this trial, and catalog sales will not be included in United Retail Group reported sales. The parties’ business relationship after the trial will be worked out on the basis of the test results and may result in a license agreement among other arrangements.

The purpose of the test is to assess the appeal of the AVENUE™ brand in the direct to consumer market while drawing on the direct to consumer expertise of Redcats USA. The trial includes several mailings with the first test catalog to be distributed by the end of February.

Raphael Benaroya, the Company’s Chairman, President and Chief Executive Officer, commented: “Redcats USA is a leader in its industry with the expertise to maximize the potential of the AVENUE™ brand in the catalog sector. We are very pleased to be working with Redcats USA on this test. After this test, the two parties will evaluate the possible benefits that a business relationship would present. Most importantly, this test is risk free for United Retail Group, and we will determine how to proceed with the opportunity only after assessing the customer response.”

“With our sound experience in the areas of merchandising, catalog and internet retailing, combined with a sophisticated marketing and distribution infrastructure dedicated to home shopping in the United States, Redcats USA has a solid foundation to explore this type of opportunity,” said Eric Faintreny, Chairman and CEO of Redcats USA. “We are pleased with this project as AVENUE is a leading fashion brand in the plus size market. The outcome of the project will enable us to evaluate potential growth opportunities for both companies.”

About United Retail Group, Inc.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 500 AVENUE® stores with 2,194,000 square feet of selling space, as well as the AVENUE.COM® website at http://www.avenue.com.

About Redcats USA

Redcats USA is a division of Redcats, global leader in Home Shopping for apparel and home furnishings. Drawing on a multi-channel network combining catalogs, e-commerce and stores, Redcats generated 4.4 billion euros of sales in 2005 with 17 brands in 26 countries and a staff of 20,000 associates. International sales account for 53% of this total. Redcats is a PPR Company. Other information about Redcats is available on the following web site: http://www.redcats.com.

The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following additional factors, among others, could also affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, overall economic conditions; the impact of increased competition; variations in weather patterns; uncertainties relating to execution of the Company’s product repositioning strategy; store lease expirations; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production and increases in fuel costs.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

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Contact:	George R. Remeta Vice Chairman and Chief Administrative Officer United Retail Group, Inc. (201) 909-2110	Investor Relations: Cara O’Brien/Lauren Levine Press: Melissa Merrill Financial Dynamics (212) 850-5600